UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On January 26, 2015, pursuant to the transaction agreement, dated as of June 15, 2014 (the "Transaction Agreement"), among Medtronic, Inc., a Minnesota corporation (“Medtronic”), Covidien public limited company, an Irish public limited company (“Covidien”), Kalani I Limited (now known as Medtronic plc, a public limited company organized under the laws of Ireland) (“New Medtronic”), Makani II Limited, a private limited company organized under the laws of Ireland and a wholly owned subsidiary of New Medtronic (“IrSub”), Aviation Acquisition Co., Inc., a Minnesota corporation (“U.S. AcquisitionCo”), and Aviation Merger Sub, LLC, a Minnesota limited liability company and a wholly owned subsidiary of U.S. AcquisitionCo (“MergerSub”), (a) New Medtronic and IrSub acquired Covidien (the “Acquisition”) pursuant to a scheme of arrangement (the “Scheme”) under Section 201, and a capital reduction under Sections 72 and 74, of the Irish Companies Act of 1963 and (b) MergerSub merged with and into Medtronic, with Medtronic as the surviving corporation in the merger (the “Merger” and, together with the Acquisition, the “Transactions”). Following the consummation of the Transactions, each of Medtronic and Covidien became subsidiaries of New Medtronic.
The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the acquisition of Covidien by Medtronic and the related financing transactions. The following unaudited pro forma condensed combined balance sheet as of January 23, 2015 and the unaudited pro forma condensed combined statement of earnings for the nine months ended January 23, 2015 and the fiscal year ended April 25, 2014 are based upon, derived from and should be read in conjunction with the historical audited financial statements of Medtronic for the fiscal year ended April 25, 2014 (which are available in Medtronic's Annual Report on Form 10-K for the fiscal year ended April 25, 2014), the historical unaudited financial statements of Medtronic for the nine-month period ended January 23, 2015 (which are available in Medtronic's Quarterly Report on Form 10-Q for the quarterly period ended January 23, 2015), the historical audited financial statements of Covidien for the fiscal year ended September 26, 2014 (which are available in Covidien’s Annual Report on Form 10-K for the fiscal year ended September 26, 2014) and the historical unaudited financial statements of Covidien for the six-month periods ended March 28, 2014 and the three-month period ended December 26, 2014 (which are available in Covidien’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 2014 and December 26, 2014, respectively). The acquisition of Covidien is being accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (ASC) 805, “Business Combinations,” (ASC 805). The unaudited pro forma condensed combined financial information set forth below gives effect to the following, assuming the Transactions had been completed on April 27, 2013 in the case of the statements of earnings and January 23, 2015 in the case of the balance sheet:

•
the closing of the Acquisition through the issuance of New Medtronic ordinary shares, with each Covidien shareholder receiving (a) $35.19 in cash per share and (b) 0.956 of a newly issued New Medtronic ordinary share for each Covidien share (the "Scheme Consideration");

•
the incurrence of approximately $17.0 billion in debt by Medtronic to finance, together with $3.0 billion in borrowings under the Term Loan Credit Agreement (as defined in Note 1), the cash component of the Scheme Consideration, including the payment of certain transaction and financing expenses and for working capital and general corporate purposes, which may include repayment of indebtedness.

The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of Covidien’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets and certain other assets and liabilities. Such valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process research project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Certain market-based assumptions were used to make such estimates and will be updated during the measurement period. Management believes the preliminary fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates will change as additional information becomes available and such changes could be material.
The unaudited pro forma condensed combined statements of earnings for the nine months ended January 23, 2015 and the fiscal year ended April 25, 2014 assume the completion of the Transactions and related incurrence of debt occurred on April 27, 2013, the beginning of fiscal year 2014. The unaudited pro forma condensed combined balance sheet as of January 23, 2015 assumes those transactions occurred on January 23, 2015. The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the Securities and Exchange Commission ("SEC") and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that New Medtronic will experience after the Transactions. In addition, the accompanying unaudited pro forma condensed combined statement of earnings does not include any adjustments for actions that may be taken following the completion of the Transactions, such as any expected cost savings, operating synergies, or revenue enhancements, that may be realized subsequent to the Transactions or the impact of any nonrecurring activity and one-time transaction-related or integration-related costs. No material transactions existed between Medtronic and Covidien during the pro forma periods.
This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of Medtronic (which are incorporated by reference herein) and Covidien (which are incorporated by reference herein).

Unaudited Pro Forma Condensed Combined Balance Sheet
As of January 23, 2015

(in millions)	Historical Medtronic	Historical Covidien(1)	Reclassification Adjustments	Footnote Reference	Acquisition Adjustments	Footnote Reference	Financing Adjustments	Footnote Reference	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$17,231	$1,818	$—		$(16,080)	5(a), 5(c)	$3,000	5(m)	$5,806
			—		(53)	5(o)
			—		(110)	5(i)
Investments	13,917	—	—		—		—		13,917
Accounts receivable, net	3,568	1,451	—		—		—		5,019
Inventories	1,875	1,422	—		858	5(q)	—		4,155
Prepaid expenses and other current assets	1,570	896	13	7(a)	—		—		2,479
Total current assets	38,161	5,587	13		(15,385)		3,000		31,376
Property, plant, and equipment, net	2,326	1,984	—		766	5(f)	—		5,076
Goodwill	10,950	8,823	—		21,928	5(h)	—		41,701
Other intangible assets, net	2,339	3,209	—		22,551	5(e)	—		28,099
Other assets	1,457	1,012	—		(23)	5(k)	(4)	5(l)	2,572
					130	5(g)	—
Total assets	$55,233	$20,615	$13		$29,967		$2,996		$108,824
LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$2,185	$1,010	$—		$—		$—		$3,195
Accrued expenses	3,428	1,905	13	7(a)	97	5(n)	—		5,653
			—		210	5(g)	—
Total current liabilities	5,613	2,915	13		307		—		8,848
Long-term debt	26,641	4,051	—		421	5(p)	3,000	5(m)	34,113
Other long-term liabilities	2,806	3,215	—		5,713	5(g)	—		11,734
Total liabilities	35,060	10,181	13		6,441		3,000		54,695
Commitments and contingencies
Redeemable noncontrolling interest	—	62	—		—		—		62
Shareholders’ equity:
Preferred stock	—	—	—		—		—		—
Common stock	99	—	—		(99)	5(j)	—		—
Ordinary shares	—	91	—		(91)	5(j)	—		—
Ordinary shares held in treasury at cost	—	(164)	—		164	5(j)	—		—
Retained earnings	20,735	10,414	—		(10,414)	5(j)	(4)	5(l)	54,728
			—		429	5(d)	—
			—		(97)	5(n)	—
			—		(53)	5(o)	—
			—		33,435	5(b)	—
			—		184	5(c)	—
			—		99	5(j)	—
Accumulated other comprehensive (loss) income	(661)	31	—		(31)	5(j)	—		(661)
Total shareholders’ equity	20,173	10,372	—		23,526		(4)		54,067
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$55,233	$20,615	$13		$29,967		$2,996		$108,824
(1) As of December 26, 2014

Unaudited Pro Forma Condensed Combined Statement of Earnings
For the Nine Months Ended January 23, 2015

(In millions except per share data)	Historical Medtronic	Historical Covidien (Note 4)	Reclassification Adjustments	Footnote Reference	Acquisition Adjustments	Footnote Reference	Financing Adjustments	Footnote Reference	Pro Forma
Net sales	$12,957	$8,108	$—		$—		$—		$21,065
Cost of products sold	3,375	3,218	(126)	7(c)	22	6(e)	—		6,327
			(4)	7(d)	—		—
			7	7(e)	—		—
			(126)	7(f)	—		—
			(39)	7(h)	—		—
Selling, general, and administrative expense	4,909	2,870	(48)	7(b)	1,301	6(d)	—		8,892
			126	7(c)	19	6(e)	—
			1	7(d)	(221)	6(g)	—
			(10)	7(e)	—		—
			126	7(f)	—		—
			(181)	7(g)	—		—
Research and development expense	1,112	419	3	7(e)	—		—		1,534
Certain litigation charges, net	—	—	181	7(g)	—		—		181
Restructuring charges, net	30	70	—		—		—		100
Interest expense, net	94	135	—		(3)	6(c)	390	6(a)	569
			—		—		(47)	6(b)
Other expense, net	138	104	48	7(b)	—		—		332
			3	7(d)	—		—
			39	7(h)	—		—
Earnings from continuing operations before income taxes	3,299	1,292	—		(1,118)		(343)		3,130
Provision for income taxes	623	(42)	—		(308)	6(f)	(126)	6(f)	147
Earnings from continuing operations	$2,676	$1,334	$—		$(810)		$(217)		$2,983

Earnings from continuing operations per share
Basic	$2.71								$2.10
Diluted	$2.68								$2.07

Weighted average shares outstanding
Basic	986.6								1,423.4
Diluted	998.5								1,438.7

Unaudited Pro Forma Condensed Combined Statement of Earnings
For the Fiscal Year Ended April 25, 2014

(In millions except per share data)	Historical Medtronic	Historical Covidien (Note 4)	Reclassification Adjustments	Footnote Reference	Acquisition Adjustments	Footnote Reference	Financing Adjustments	Footnote Reference	Pro Forma
Net sales	$17,005	$10,375	$—		$—		$—		$27,380
Cost of products sold	4,333	4,274	(156)	7(c)	29	6(e)	—		8,190
			(79)	7(d)	—		—
			10	7(e)	—		—
			(171)	7(f)	—		—
			(50)	7(h)	—		—
Selling, general, and administrative expense	6,353	3,434	(59)	7(b)	1,770	6(d)	—		11,760
			156	7(c)	26	6(e)	—
			(2)	7(d)	—		—
			(14)	7(e)	—		—
			171	7(f)	—		—
			(65)	7(g)	—		—
			(10)	7(i)
Research and development expense	1,477	535	4	7(e)	—		—		2,016
Certain litigation charges, net	770	—	65	7(g)	—		—		835
Restructuring charges, net	78	116	—		—		—		194
Interest expense, net	108	194	—		(4)	6(c)	625	6(a)	854
			—		—		(69)	6(b)
Other expense (income), net	181	(282)	59	7(b)	—		—		99
			81	7(d)	—		—
			10	7(i)
			50	7(h)	—		—
Earnings from continuing operations before income taxes	3,705	2,104	—		(1,821)		(556)		3,432
Provision for income taxes	640	501	—		(446)	6(f)	(205)	6(f)	490
Earnings from continuing operations	$3,065	$1,603	$—		$(1,375)		$(351)		$2,942

Earnings from continuing operations per share
Basic	$3.06								$2.04
Diluted	$3.02								$2.02

Weighted average shares outstanding
Basic	1,002.1								1,438.9
Diluted	1,013.6								1,453.0

1. Description of Transaction
On June 15, 2014, Medtronic and Covidien entered into the Transaction Agreement. Following the consummation of the Transactions pursuant to the Transaction Agreement, each of Medtronic and Covidien became subsidiaries of New Medtronic. In connection with the consummation of the Transactions, New Medtronic (Medtronic plc) re-registered as a public limited company, the ordinary shares of which are listed on the New York Stock Exchange.
On January 26, 2015, (a) Covidien shareholders received $35.19 in cash and 0.956 of a newly issued New Medtronic share (the “Scheme Consideration”) in exchange for each Covidien share held by such shareholders; and (b) Covidien equity awards were treated as set forth in the Transaction Agreement, such that (i) each outstanding Covidien option was converted into an option to acquire a certain number of New Medtronic ordinary shares at a certain exercise price per share subject to the same vesting and other terms and conditions as applied to such outstanding Covidien option, (ii) each outstanding Covidien share award granted prior to June 15, 2014 accelerated, vested, and was converted into the right to receive the Scheme Consideration with respect to the Covidien shares underlying such award, and (iii) each outstanding Covidien share award granted on or after June 15, 2014 was converted into a New Medtronic share award and is subject to the same vesting and other terms and conditions as applied to the outstanding Covidien share award.
Also on January 26, 2015 and at the effective time of the Merger, (1) each share of Medtronic common stock issued and outstanding immediately prior to the effectiveness of the Merger, other than Medtronic common stock held by Medtronic, was converted into the right to receive one New Medtronic ordinary share and (2) each outstanding Medtronic option, restricted share award, and other Medtronic share-based award was converted into the right to receive an equity award from New Medtronic, which is subject to the same number of shares and the same terms and conditions as were applicable to the Medtronic award in respect of which it was issued. Cash was paid to Covidien and Medtronic shareholders in lieu of any fractional shares of New Medtronic.
In connection with the Transactions, the following financing transactions were entered into:

•
On November 7, 2014, Medtronic entered into the 364-day senior unsecured bridge credit agreement (the "Bridge Credit Agreement"), among Medtronic, New Medtronic, Medtronic Global Holdings S.C.A., an entity organized under the laws of Luxembourg (“Medtronic Luxco”), the lenders from time to time party thereto and Bank of America, N.A., as administrative agent. Under the Bridge Credit Agreement, the lenders party thereto had committed to provide Medtronic with unsecured bridge financing in an aggregate principal amount of up to $11.3 billion. The $11.3 billion available under the Bridge Credit Agreement was not drawn by Medtronic and the Bridge Credit Agreement was subsequently terminated on December 10, 2014.

•
On November 7, 2014, Medtronic also entered into the three-year senior unsecured term loan credit agreement (the "Term Loan Credit Agreement") among Medtronic, New Medtronic, Medtronic Luxco, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent. Under the Term Loan Credit Agreement, the lenders party thereto committed to provide Medtronic with unsecured term loan financing in an aggregate principal amount of up to $5.0 billion. On January 26, 2015, Medtronic borrowed $3.0 billion under the Term Loan Credit Agreement for a term of three years. Medtronic used the proceeds from borrowings under the Senior Notes (as defined below) and the Term Loan Credit Agreement to finance, in part, the cash component of the Scheme Consideration, including the payment of certain transaction and financing expenses and for working capital and general corporate purposes, which may include repayment of indebtedness.

•	New Medtronic and Medtronic Luxco have guaranteed the obligations of Medtronic under the Senior Notes (as defined below) and the Term Loan Credit Agreement.

•
On December 10, 2014, Medtronic issued $17.0 billion unsecured senior notes consisting of $500 million of floating rate senior notes due 2020, $1.0 billion of 1.500% senior notes due 2018, $2.5 billion of 2.500% senior notes due 2020, $2.5 billion of 3.150% senior notes due 2022, $4.0 billion of 3.500% senior notes due 2025, $2.5 billion of 4.375% senior notes due 2035, and $4.0 billion of 4.625% senior notes due 2045 (collectively, the “Senior Notes”). On January 26, 2015, New Medtronic and Medtronic Luxco each provided a full and unconditional guarantee of Medtronic’s obligations under the Senior Notes, as well as under certain of Medtronic and Covidien’s other outstanding indebtedness.

Medtronic's historical balance sheet as of January 23, 2015 reflected all of the above financing transactions entered into prior to the end of the third quarter of Medtronic's fiscal year 2015, excluding the $3.0 billion borrowed under the Term Loan Credit Agreement subsequent to the end of the third quarter of Medtronic's fiscal year 2015; therefore, no additional pro-forma adjustments were made to the balance sheet as of January 23, 2015. Medtronic's historical statement of earnings for the nine-months ended January 23, 2015 reflects income and expenses related to the above financing transactions incurred prior to the end of the third quarter of Medtronic's fiscal year 2015; therefore, the pro-forma statement of earnings for the nine-months ended January 23, 2015 reflects the incremental pro-forma adjustments related to the above financing transactions.

2. Basis of Presentation
The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of Covidien as if the acquisition occurred on January 23, 2015, which is the last day of the third quarter of Medtronic's 2015 fiscal year. The pro forma adjustments required to reflect the acquired assets and assumed liabilities of Covidien are based on the estimated fair value of Covidien’s assets and liabilities. No adjustments were deemed necessary by management to align the valuation dates of Covidien’s assets and liabilities to the presentation of the unaudited pro forma condensed combined balance sheet. Similarly, the historical Covidien statement of earnings information for the nine months ended January 23, 2015 is based upon the period from March 29, 2014 to December 26, 2014 and the historical Covidien statement of earnings information for the fiscal year ended April 25, 2014 is based upon the period from March 30, 2013 to March 28, 2014. Management is not aware of any material transactions entered into by Covidien from March 30, 2013 to April 26, 2013, March 29, 2014 to April 25, 2014, or December 27, 2014 to January 23, 2015.
For pro forma purposes, the valuation of consideration transferred is based on, among other things, Medtronic’s closing share price as of January 23, 2015 of $76.95 per share. For pro forma purposes, the fair value of Covidien’s stock options and share awards converted is based on Medtronic’s closing share price as of January 23, 2015 of $76.95 per share.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Medtronic and Covidien. The acquisition method of accounting in accordance with ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820). The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of earnings, expected to have a continuing impact on the consolidated results.
ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could lead to different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (ASC 450). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. At this time, to the extent contingencies exist, management does not have sufficient information to determine the fair value of Covidien's contingencies to be acquired. If information becomes available, which would permit management to determine the fair value of these acquired contingencies, these amounts will be adjusted in accordance with ASC 820.
3. Accounting Policies
Acquisition accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications that are completed during the measurement period as defined in current accounting standards. The accounting policies of Medtronic may materially vary from those of Covidien. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies other than the pro forma reclassifications detailed in Note 7. During the measurement period, management will conduct a final review of Covidien’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Covidien’s results of operations or reclassification of assets or liabilities to conform to Medtronic's accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

4. Reconciliation of Covidien's Historical Statement of Earnings
A reconciliation of Covidien's historical statement of earnings for the nine months ended December 26, 2014 is as follows:

	Unaudited
	As reported by Covidien

(In millions)	Fiscal Year Ended September 26, 2014	Less: Six Months Ended March 28, 2014	Add: Three Months Ended December 26, 2014	Nine Months Ended December 26, 2014
Net sales	$10,659	$5,237	$2,686	$8,108
Cost of products sold	4,332	2,156	1,042	3,218
Selling, general, and administrative expenses	3,751	1,746	865	2,870
Research and development expenses	546	260	133	419
Restructuring charges, net	145	73	(2)	70
Interest expense, net	189	99	45	135
Other (income) expense, net	(127)	(211)	20	104
Income from continuing operations before income taxes	1,823	1,114	583	1,292
Income tax expense	161	275	72	(42)
Net income	$1,662	$839	$511	$1,334

A reconciliation of Covidien's historical statement of earnings for the twelve months ended March 28, 2014 is as follows:

	Unaudited
	As reported by Covidien

(In millions)	Fiscal Year Ended September 27, 2013	Less: Six Months Ended March 29, 2013	Add: Six Months Ended March 28, 2014	Twelve Months Ended March 28, 2014
Net sales	$10,235	$5,097	$5,237	$10,375
Cost of products sold	4,150	2,032	2,156	4,274
Selling, general, and administrative expenses	3,340	1,652	1,746	3,434
Research and development expenses	508	233	260	535
Restructuring charges, net	105	62	73	116
Interest expense, net	192	97	99	194
Other income, net	(89)	(18)	(211)	(282)
Income from continuing operations before income taxes	2,029	1,039	1,114	2,104
Income tax expense	429	203	275	501
Income from continuing operations	$1,600	$836	$839	$1,603

5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. An independent third-party appraiser assisted in performing a preliminary valuation. Medtronic management assumes responsibility for the valuation performed by this appraiser. The final valuation of acquired assets and liabilities assumed will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Covidien’s tangible and identifiable intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed resulting from the estimated pro forma adjustments.

The preliminary consideration and estimated fair value of Covidien’s assets acquired and liabilities assumed as if the acquisition date was January 23, 2015 is presented as follows:

(in millions, except per share data)	Note	Amount
Calculation of consideration estimated to be transferred
Cash consideration paid to Covidien shareholders ($35.19 per share)	5(a)	$15,994
Cash consideration paid for vested Covidien share awards ($35.19 per share)	5(c)	86
Total cash consideration		16,080
Fair value of ordinary shares issued to Covidien shareholders	5(b)	33,435
Fair value of ordinary shares issued to Covidien share award holders	5(c)	180
Fair value of share awards issued to Covidien share award holders	5(c)	4
Fair value of stock options issued to Covidien stock option holders	5(d)	429
Fair value of total consideration		$50,128

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired as of December 26, 2014		10,372
Less transaction costs incurred by Covidien	5(i)	(110)
Less write-off of pre-existing Covidien goodwill and intangible assets		(12,032)
Adjusted net book value of liabilities assumed		(1,770)
Identifiable intangible assets at fair value	5(e)	25,760
Increase property, plant, and equipment to fair value	5(f)	766
Increase inventory to fair value	5(q)	858
Increase debt assumed to fair value	5(p)	(421)
Other fair value adjustments, net	5(k)	(23)
Deferred tax impact of fair value adjustments	5(g)	(5,793)
Goodwill		$30,751

(a)	Represents cash consideration to be transferred of $35.19 per outstanding Covidien share based on 454,507,238 Covidien shares outstanding as of January 26, 2015.

(b)
The acquisition date fair value of New Medtronic ordinary shares issued to Covidien shareholders, excluding Covidien share award holders, was estimated based on 454,507,238 of Covidien’s shares outstanding as of January 26, 2015, multiplied by the exchange ratio of 0.956, and Medtronic’s closing share price as of January 23, 2015 of $76.95 per share. Refer to the calculation below:

(in millions, except share and per share data)
Total Covidien shares outstanding (at Transaction close)	454,507,238
Conversion factor	0.956
Shares of New Medtronic to be issued (par value $0.0001)	434,508,920
Value per share of Medtronic as of January 23, 2015	$76.95
Fair value of New Medtronic stock issued in respect of outstanding Covidien shares	$33,435

(c)
Each Covidien share unit (other than a Covidien option) granted prior to June 15, 2014 that was outstanding immediately prior to the completion of the Transactions became fully vested, and was converted into the right to receive the Scheme Consideration. As of January 26, 2015, there were 2,444,431 Covidien share awards outstanding that were granted prior to June 15, 2014, including

1,016,289 restricted share units and 1,428,142 performance-based units. The number of performance-based units (including any corresponding dividend equivalent units) outstanding was based on actual performance measured over the 60-day trading period prior to January 26, 2015. New Medtronic paid a total of $86 million in cash and issued 2,336,876 New Medtronic shares to the holders of Covidien share awards, as of January 26, 2015. Based on Medtronic’s closing share price as of January 23, 2015 of $76.95 per share, the fair value of the New Medtronic shares issued to the holders of the Covidien share awards totaled $180 million.

Each Covidien share unit (other than a Covidien option) granted on or after June 15, 2014 that was outstanding immediately prior to the completion of the Transactions was converted into a New Medtronic award subject to the same vesting and other terms and conditions and as applied to such outstanding Covidien award as defined in the Transaction Agreement. As of January 26, 2015, there were 980,654 Covidien restricted share units outstanding that were granted on or after June 15, 2014. The fair value of the New Medtronic awards is $108 million based on a Medtronic's closing share price as of January 23, 2015 of $76.95. For pro forma purposes, $4 million of the fair value of the award is considered pre-combination services and is allocated to consideration transferred to acquire Covidien. The remaining $104 million will be expensed in the post-combination period.

(d)
Each stock option to purchase Covidien ordinary shares that was outstanding and unexercised immediately prior to completion of the Transactions was converted into an option to acquire a certain number of New Medtronic ordinary shares at a certain exercise price per share. These New Medtronic ordinary shares are subject to the same vesting and other terms and conditions and as applied to such outstanding Covidien option as defined in the Transaction Agreement. As of January 26, 2015, there were 11,640,782 Covidien options outstanding. The fair value of the options to acquire New Medtronic shares is $679 million based on Medtronic’s closing share price as of January 23, 2015 of $76.95 per share. For pro forma purposes, $429 million of the fair value of the options is considered pre-combination services and is allocated to consideration transferred to acquire Covidien. The remaining $250 million will be expensed in the post-combination period.

(e)	For purposes of the unaudited pro forma condensed combined financial statements, the general categories of the acquired identifiable intangible assets are the following:

•customer relationships
•patented and unpatented technology
•trade names
•IPR&D

Identifiable intangible assets acquired consist of the following:

(in millions)	Amount
Identifiable intangible assets
Acquired identifiable definite-lived intangible assets	$23,780
Acquired indefinite-lived trade names	1,680
Purchased IPR&D	300
Estimated fair value of identified intangible assets	25,760
Pre-existing Covidien intangible assets	(3,209)
Pro forma adjustment for estimated fair value of identifiable intangible assets	$22,551

Currently, Medtronic does not have sufficient information as to the amount, timing, and risk of cash flows of all of the acquired intangible assets. Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset's life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods that differ from the pro forma estimates or if the above scope of intangible assets is modified. The final valuation will be completed within 12 months from the completion of the transaction.

(f)	To record a pro forma adjustment for an estimated $766 million increase to Covidien’s property, plant, and equipment to present property, plant, and equipment at fair value.

(g)
Reflects the adjustment to deferred income tax assets and liabilities resulting from pro forma fair value adjustments for the assets and liabilities acquired. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets and liabilities acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment will occur. In situations where jurisdictional detail was not available, a weighted average rate of 24.5 percent was applied to the adjustment. This estimated rate represents an adjusted overall effective tax rate for the on-going operations of Covidien. For further information, see Note 6(f). The deferred tax assets recorded on the unaudited pro forma condensed combined balance sheet have not been assessed for the need of a valuation allowance. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(in millions)	As of January 23, 2015
Adjustments to non-current deferred tax asset:
Debt assumed - Note 5(p)	$123
Other - Note 5(k)	7
$130

Adjustments to current deferred tax liability:
Inventory - Note 5(q)	210

Adjustments to non-current deferred tax liability:
Identifiable intangible assets - Note 5(e)	5,525
Property, plant, and equipment - Note 5(f)	188
$5,713

Deferred tax impact of fair value adjustments	$5,793

(h)	To adjust goodwill:

(in millions)
Goodwill	$30,751
Pre-existing Covidien goodwill	(8,823)
Pro forma adjustment	$21,928

(i)	Represents $110 million of net transaction costs incurred by Covidien from December 27, 2014 through the acquisition date, which reduce net assets acquired.

(j)
Represents the elimination of Covidien’s historical ordinary shares, ordinary shares held in treasury at cost, additional paid-in capital, accumulated other comprehensive income, and retained earnings. Also represents the conversion of Medtronic's common stock to New Medtronic ordinary shares, par value $0.0001.

(k)	Covidien's historical balance sheet includes $23 million of deferred financing costs. Deferred financing costs of Covidien are eliminated as assumed debt is recorded at fair value.

(l)
On January 26, 2015, Medtronic amended and restated its existing $2.250 billion syndicated credit facility and entered into a $3.500 billion five-year revolving credit facility. On January 26, 2015, Covidien terminated its $1.500 billion unsecured senior revolving credit facility. There were no amounts outstanding on Medtronic’s $2.250 billion syndicated credit facility or Covidien’s $1.500 billion unsecured senior revolving credit facility as of January 23, 2015 and December 26, 2014, respectively. Medtronic’s $2.250 billion credit facility and Covidien's $1.500 billion unsecured credit facility have been treated as extinguished for purposes of these unaudited pro forma condensed combined financial statements, resulting in the combined write-off of $4 million capitalized debt issuance costs.

(m)
Represents $3.0 billion of financing drawn by Medtronic for a term of three years under the Term Loan Credit Agreement. The $3.0 billion in borrowings under the Term Loan Credit Agreement together with the incurrence of approximately $17.0 billion in debt by Medtronic was used to finance the cash component of the Scheme Consideration, including the payment of certain transaction and financing expenses and for working capital and general corporate purposes, which may include repayment of indebtedness.

(n)	To record a pro forma adjustment for the estimated nonrecurring cost of $97 million related to the payment to Medtronic’s directors and executive officers relating to their excise taxes.

(o)
The unaudited pro forma condensed combined balance sheet reflects the $53 million of incremental acquisition-related transaction costs (excluding fees and expenses relating to financing and integration) as a reduction of cash with a corresponding decrease to retained earnings.

(p)	To record a $421 million premium on Covidien’s existing debt to present debt assumed by New Medtronic in the acquisition at fair value.

(q)	To increase Covidien's inventory to fair value, resulting in an estimated pro forma adjustment of $858 million.
6. Unaudited Pro Forma Condensed Combined Statement of Earnings Adjustments

(a)
To record pro forma incremental interest expense, net of $390 million and interest expense, net of $625 million for the nine months ended January 23, 2015 and fiscal year ended April 25, 2014, respectively. These amounts include incremental interest expense of $383 million and interest expense of $612 million for the nine months ended January 23, 2015 and fiscal year ended April 25, 2014, respectively, from debt financing obtained by Medtronic and incremental debt issuance cost amortization expense of $7 million and debt issuance cost amortization expense $13 million for the nine months ended January 23, 2015 and fiscal year ended April 25, 2014, respectively, from this debt financing. Prior to the transaction closing, Medtronic obtained $17.000 billion of debt financing across a range of maturities and a weighted average contractual interest rate of 3.60 percent.

(b)
To recognize accretion of the pro forma debt premium of $47 million and $69 million for the nine months ended January 23, 2015 and fiscal year ended April 25, 2014, respectively, from New Medtronic’s assumption of Covidien’s existing long-term debt. In anticipation of recording the assumed debt at fair value, a $421 million pro forma debt premium was recorded to recognize the long-term debt at fair value.

(c)
To eliminate deferred financing cost amortization expense of $3 million and $4 million for the nine months ended January 23, 2015 and fiscal year ended April 25, 2014, respectively. Deferred financing costs of Covidien are eliminated as assumed debt is measured and recorded at fair value.

(d)
To record estimated pro forma amortization expense on the definite-lived intangible assets pro forma adjustment discussed in Note 5(e) of $1.301 billion and $1.770 billion for the nine months ended January 23, 2015 and fiscal year ended April 25, 2014, respectively.

Pro forma amortization has been estimated on a preliminary basis, using the straight-line method over the estimated useful life and is as follows:

			Estimated Amortization
(in millions, except estimated useful life)	Estimated Fair Value	Weighted Average Estimated Useful Life	Fiscal Year Ended April 25, 2014	Nine Months Ended January 23, 2015
Acquired definite-lived intangible assets	$23,780	12	$1,990	$1,493
Covidien historical amortization			(220)	(192)
Pro forma amortization expense			$1,770	$1,301

A $100 million increase or decrease in the fair value of definite-lived identifiable intangible assets would increase or decrease annual amortization by approximately $8 million.

(e)
To record estimated pro forma depreciation expense on the property, plant, and equipment pro forma adjustment discussed in Note 5(f) of $41 million and $55 million for the nine months ended January 23, 2015 and fiscal year ended April 25, 2014, respectively. The estimated pro forma depreciation expense adjustments are based on the increase in fair value above net book value calculated over an approximate estimated weighted average useful life of 14 years.

(f)
The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment was expected to occur. In situations where jurisdictional detail was not available, a weighted average rate of 24.5 percent was applied to the adjustment. This estimated rate represents an adjusted overall effective tax rate for the on-going operations of Covidien.

Although not reflected in the pro forma financial statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income affecting state and foreign taxes, among other factors.

Estimated income tax expense (benefit) included in the pro forma statements of earnings is as follows:

	Nine Months Ended January 23, 2015
(in millions)	Acquisition Adjustment	Financing Adjustment	Total Adjustment
Amortization of intangible assets - Note 6(d)	$(319)	$—	$(319)
Interest expense related to financing - Note 6(a)	—	(140)	(140)
Depreciation of property, plant, and equipment - Note 6(e)	(10)	—	(10)
Accretion of premium on debt assumed - Note 6(b)	—	14	14
Acquisition-related transaction costs - Note 6(g)	20	—	20
Other - Note 6(c)	1	—	1
Pro forma adjustments to provision for income taxes	$(308)	$(126)	$(434)

	Fiscal Year Ended April 25, 2014
(in millions)	Acquisition Adjustment	Financing Adjustment	Total Adjustment
Amortization of intangible assets - Note 6(d)	$(434)	$—	$(434)
Interest expense related to financing - Note 6(a)	—	(225)	(225)
Depreciation of property, plant, and equipment - Note 6(e)	(13)	—	(13)
Accretion of premium on debt assumed - Note 6(b)	—	20	20
Other - Note 6(c)	1	—	1
Pro forma adjustments to provision for income taxes	$(446)	$(205)	$(651)

A tax rate of 36.0 percent was used in relation to interest income and expense and financing fees associated with the debt financing as this debt will reside in the U.S.

(g)
Acquisition-related transaction costs have been expensed in Medtronic's and Covidien's historical consolidated financial statements. As acquisition-related transaction costs are non-recurring items, they have not been reflected in the pro forma statements of earnings. A pro forma adjustment totaling $221 million has been reflected in the pro forma statements of earnings to remove acquisition-related transaction costs of $176 million that was expensed by Medtronic during the nine months ended January 23, 2015 and $45 million that was expensed by Covidien during the nine months ended December 26, 2014.

7. Pro Forma Reclassification Adjustments
Certain reclassifications have been made to Covidien’s historical financial statements to conform to Medtronic’s presentation, as follows:

(a)	To present Covidien’s derivatives that are subject to master netting agreements and allow for the right of offset by the counterparty on a gross basis.

(b)	To reclassify Covidien’s medical device excise tax from selling, general, and administrative expense to other income, net.

(c)	To reclassify Covidien’s amortization of definite-lived intangible assets from cost of products sold to selling, general, and administrative expense.

(d)	To reclassify Covidien’s net gains and losses on foreign currency contracts from cost of products sold and selling, general, and administrative expense to other income, net.

(e)	To reclassify certain of Covidien’s stock-based compensation expense from selling, general, and administrative expense to cost of products sold and research and development expense.

(f)	To reclassify certain of Covidien’s shipping and handling costs from cost of products sold to selling, general, and administrative expense.

(g)
To reclassify Covidien’s litigation and environmental charges from selling, general, and administrative expense to certain litigation charges, net. The litigation charge resulted from an increase to Covidien's estimated indemnification obligation for certain pelvic mesh product liability cases. The environmental charge related to probable and reasonably estimated incremental costs to remediate a site in Orrington, Maine following a court decision affirming a compliance order issued by the Maine Board of Environmental Protection.

(h)	To reclassify Covidien’s royalty expense from cost of products sold to other income, net.

(i)	To reclassify Covidien's gain on a previously-held investment associated with Covidien's acquisition of CV Ingenuity from other income, net to selling, general, and administrative expense.

8. Earnings Per Share
Pro forma earnings from continuing operations per share for the nine months ended January 23, 2015 and fiscal year ended April 25, 2014 has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average shares outstanding have been calculated as if the shares to be issued in the transaction had been issued and outstanding as of April 27, 2013, the beginning of fiscal year 2014. For additional information on calculation of acquisition-related shares, see Notes 5(b) and 5(c).

(in millions, except share and per share data)	Nine months ended January 23, 2015	Year ended April 25, 2014
Pro forma earnings from continuing operations	$2,983	$2,942

Basic - weighted average shares outstanding	1,423,408,369	1,438,920,163
Dilutive effect of Medtronic stock options, restricted stock units, and other	11,947,828	11,486,617
Dilutive effect of Covidien stock options	3,359,442	2,568,947
Diluted - weighted average shares outstanding	1,438,715,639	1,452,975,727
Pro forma earnings from continuing operations per share:
Basic	$2.10	$2.04
Diluted	$2.07	$2.02

9. Unadjusted Pro Forma Balances
Investments
At this time, no adjustment has been recorded to modify the current book values of Covidien’s cost method investments to fair value.

Retirement benefits plans
At this time, no adjustment has been recorded to Covidien’s pension and post-retirement benefit plans to reflect the impact of updating the funded status for current discount rates and plan asset values or removing Covidien’s historical prior service cost and actuarial loss amortization.

Legal and environmental contingencies
At this time, Medtronic does not have sufficient information as to details of Covidien’s legal proceedings, product liability claims, environmental matters and other such information to make a reasonable preliminary estimate of fair value. The valuation effort could require intimate knowledge of complex legal matters and associated defense strategies. Therefore, no adjustment has been recorded to modify the current book value of such items.

Contractual arrangements
At this time, Medtronic does not have sufficient information necessary to make a reasonable preliminary estimate of favorable or unfavorable contractual arrangements, such as operating leases. Therefore, no adjustment has been recorded.

Noncontrolling interest
At this time, Medtronic does not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of Covidien’s noncontrolling interest.

Guaranteed contingent tax liabilities
At this time, Medtronic does not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of Covidien’s guaranteed contingent tax liabilities.